Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 2-56066, 2-85158, 33-15439, 33-35667, 333-03611, 333-18057, 333-75924, 333-75922, and 333-75920) and in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-90468) of Bausch & Lomb Incorporated of our report dated January 27, 2003 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation of our report dated January 27, 2003 on the financial statement schedule, which appears in this Form 10-K.

  /s/
PricewaterhouseCoopers LLP

Rochester, New York
March 21, 2003